Exhibit 10.99

Worldspan Technologies Inc.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339

June 26, 2006

PERSONAL AND CONFIDENTIAL

Mr. Kevin W. Mooney
Chief Financial Officer
c/o Worldspan, L.P.
300 Galleria Parkway, NW
Atlanta, Georgia  30339

Re:          Change of Control Bonus Amendment

Dear Kevin:

Reference is made herein to the Employment Agreement (the “Agreement”), dated March 21, 2005, among Worldspan Technologies Inc. (formerly known as Travel Transaction Processing Corporation) (“Holding”), Worldspan, L.P. (the “Company” and collectively with Holdings, as the “Companies”) and you (the “Executive”).  Pursuant to the terms of this letter agreement, Holding, the Company, and the Executive agree to amend the provisions of the Agreement, effective as of June 26, 2006, as set forth below.  Unless otherwise defined herein, any capitalized terms shall have the meanings as defined in the Agreement.

The Company recognizes that the possibility of a Change of Control of Holding exists from time to time and that such possibility, and the uncertainty, instability and questions raised may result in the premature departure or significant distraction of key employees, such as yourself.  You are a valued officer of the Company, and the Company’s Board of Directors (the “Board”) wants you to remain with the Company and continue to provide leadership until any such transaction has been completed and to aid in the transition process of the Company to any such successor.  More importantly, we believe that your active participation in the Change of Control process could have a substantial impact on the success of any such transaction.

Therefore, upon a Change of Control, provided that either you remain an employee of the successor during a transition period or that your employment is terminated by the successor without Cause during such transition period, you will receive a bonus as more fully described below.  This Change of Control Bonus Amendment (this “Amendment”) sets forth the terms under which you will receive such bonus.

This Amendment will remain in effect until June 30, 2008.  Notwithstanding the foregoing, if a Change of Control shall have occurred on or before June 30, 2008, then, this Amendment shall expire immediately following the payment of the Change of Control Bonus.

If a Change of Control does not occur on or before June 30, 2008, this Amendment will terminate and will not be continued unless expressly agreed to in writing by you and the Company.

For purposes of this Amendment, Base Salary shall mean the annual base salary paid to you immediately prior to the Change of Control.

Section 3 of the Agreement is hereby amended to add the following provision:

“3. (c) Change of Control Bonus

Upon a Change of Control, the Executive shall receive a bonus of 2.5 times the Executive’s Base Salary (the “Change of Control Bonus”), provided that the Executive remains in the employ of the Companies or any successor to the business of the Companies for a period of six months following the Change of Control.  Notwithstanding the foregoing, if, prior to the date which is six months after the Change of Control (but after a Change of Control has occurred), (a) the Executive’s employment with the successor to the Companies is terminated by the Companies or any successor to the business of the Companies without Cause or (b) the Executive terminates his employment with the Companies or any successor to the business of the Companies for Good Reason, then the Executive shall immediately receive the Change of Control Bonus.  If the Executive’s employment with the Companies or any successor to the Companies is terminated for any reason except as set forth in the prior sentence, prior to the date which is six months after a Change of Control, the Executive shall forfeit any entitlement to receive the Change of Control Bonus.  The Executive shall receive a lump sum payment of the Change of Control Bonus within 7 business days following satisfaction of the terms set forth above.”

Neither the Company or Holding or their stockholders are under any obligation, express or implied, by virtue of this Amendment or otherwise, to enter into any transaction at any time.

Except as otherwise provided in this Amendment, the terms of the Agreement shall remain in full force and effect.

Please indicate your agreement with the foregoing by signing both copies of this Amendment where indicated below and returning one fully executed copy to Jeff Smith, the Company’s General Counsel.  This letter will then become an agreement between you and the Company.

We want to thank you again for the outstanding contribution that you have made to the success of the Company, and we look forward to your valuable assistance in a successful Change of Control transaction.

Sincerely yours,
WORLDSPAN, L.P.

	By:	/s/ Margaret K. Cassidy
Margaret K. Cassidy
Vice President, Associate General
Counsel and Assistant Secretary

WORLDSPAN TECHNOLOGIES INC.

	By:	/s/ Margaret K. Cassidy
Margaret K. Cassidy
Vice President, Associate General
Counsel and Assistant Secretary

Accepted and Agreed to:

/s/ Kevin W. Mooney
Kevin W. Mooney